EXHIBIT 5

[Baird, Holm, McEachen, Pedersen
Hamann & Strasheim LLP Letterhead]

November 12, 2004

Professional Veterinary Products, Ltd.
10077 South 134th Street
Omaha, Nebraska 68138

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as legal counsel to Professional Veterinary Products, Ltd., a Nebraska corporation (the “Company”), in connection with its registration of five hundred (500) shares of common stock, par value $1.00 (the “Common Stock”), pursuant to the Company’s registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (“SEC”) on November 12, 2004.

     In so acting, we have examined originals or copies of the Registration Statement and such corporate documents and records and have made such inquiries of officers and representatives as we have deemed necessary or advisable for the purposes of the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy, and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to effectiveness thereof.

     Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that after the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), and when the Common Stock is sold in accordance with the terms of the Registration Statement, the Common Stock will be legally issued, fully paid, and non-assessable.

     The opinions expressed herein are limited to the federal laws of the United States and the corporate laws of the State of Nebraska, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinion set forth herein is given as of the date hereof and is expressly limited to the matters stated. We are delivering this opinion to the Company solely to satisfy the requirement of the SEC set forth in Item 601(a) and Item 601(b)(5)(i) of Regulation S-K, and no other person may rely on it.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus comprising part of the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Respectfully Submitted,
/s/ Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP

BAIRD, HOLM, McEACHEN, PEDERSEN, HAMANN & STRASHEIM LLP